As filed with the Securities and Exchange Commission on July 25, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

RTX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	06-0570975
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1000 Wilson Blvd, Arlington, Virginia	22209
(Address of Principal Executive Offices)	(Zip Code)

RAYTHEON TECHNOLOGIES CORPORATION SAVINGS PLAN

(Full title of the Plans)

Ramsaran Maharajh

Executive Vice President and General Counsel

RTX Corporation

1000 Wilson Blvd.

Arlington, Virginia 22209

(781) 522-3000

(Name, address and telephone number of agent for service)

With copies to:

Joshua R. Cammaker

Erica E. Bonnett

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

(212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by RTX Corporation (with its predecessors-in-interest, the “Company”), to register 40,000,000 shares of its common stock, par value $1.00 per share (the “Common Stock”) issuable to eligible individuals under the Raytheon Technologies Corporation Savings Plan, which amends, restates and renames the United Technologies Corporation Employee Savings Plan (as so amended, restated and renamed, the “Plan”).

Prior to the filing of this Registration Statement, effective on December 31, 2022, the Raytheon Savings and Investment Plan (the “RAYSIP”) and the United Technologies Corporation Represented Employee Savings Plan (the “RSP”) were merged with and into the Plan. In connection with such merger, the Company is terminating all offerings of its securities pursuant to the registration statements previously filed in connection with the RAYSIP, the RSP, and the Plan. Going forward, the Company will rely on this Registration Statement in respect of future issuances of Common Stock under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on February 7, 2023;

•	the Raytheon Technologies Corporation Savings Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2022, filed with the Commission on June 29, 2023;

•	the Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2023, filed with the Commission on April 25, 2023, and June 30, 2023, filed with the Commission on July 25, 2023;

•	the Company’s Current Reports on Form 8-K filed with the Commission on July 17, 2023, May 4, 2023, February 27, 2023, February 21, 2023, January 24, 2023 (second filing) and January 17, 2023; and

•

the description of the Company’s common stock contained in its registration statement on Form S-3ASR (File No. 333-267564) as filed with the Commission on September 22, 2022, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 6.5 of the Company’s bylaws requires the Company to indemnify and hold harmless, to the full extent permitted from time to time under the General Corporation Law of the State of Delaware (the “DGCL”), each person who is made or threatened to be made a party to (or, in the case of directors and officers, otherwise involved in) any threatened, pending or completed action, suit, arbitration, alternative dispute resolution procedure, legislative hearing or inquiry or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, employee or officer of the Company. Such indemnification will cover all expenses, liabilities and losses reasonably incurred by such individuals.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Subsection (d) of Section 145 of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by the majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the shareowners.

Section 145 of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith and that such expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL; that any indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification and advancement of expenses provided by, or granted pursuant to, Section

145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

As authorized in accordance with the Company’s bylaws, the Company has purchased and maintains at its expense on behalf of directors and officers insurance, within certain limits, covering liabilities which may be incurred by them in such capacities.

Any agreements that the Company enters into with respect to the sale of securities may also provide for indemnification provisions.

Article NINTH of the Amended and Restated Certificate of Incorporation of the Company provides that a director or officer of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, respectively, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) of a director under Section 174 of the Delaware General Corporation Law for payment of unlawful dividends or unlawful stock repurchases or redemption, (iv) for any transaction from which the director or officer derived an improper personal benefit, or (v) of an officer in any action by or in the right of the Company.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	Amended and Restated Certificate of Incorporation of the Company, dated May 3, 2023, incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (Commission file number 1-812) filed with the SEC on May 4, 2023.

4.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Company, dated July 17, 2023, incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (Commission file number 1-812) filed with the SEC on July 17, 2023.

4.3	Amended and Restated Bylaws of the Company, dated July 17, 2023, incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (Commission file number 1-812) filed with the SEC on July 17, 2023.

15.1	Awareness Letter of PricewaterhouseCoopers LLP, Independent Public Registered Accounting Firm for the Company.*

23.1	Consent of PricewaterhouseCoopers LLP, Independent Public Registered Accounting Firm for the Company.*

23.2	Consent of PricewaterhouseCoopers LLP, Independent Public Registered Accounting Firm for the Plan.*

24.1	Powers of Attorney.*

107	Calculation of Filing Fee Table.*

*	Filed herewith

Pursuant to the instruction to Item 8 to Form S-8, no opinion of counsel as to the legality of the shares of Common Stock registered with respect to the Plan is furnished because no original issuance securities are being registered.

The Internal Revenue Service has delivered a letter dated October 28, 2016 indicating that the United Technologies Corporation Employee Savings Plan, as predecessor-in-interest to the Plan, is qualified under Section 401 of the Internal Revenue Code of 1986, as amended. The Company will make all changes required by the Internal Revenue Service in order to maintain the qualification of the Plan.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; provided

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant: Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Arlington, Commonwealth of Virginia, on July 25, 2023.

RTX CORPORATION

By:	/s/ Ramsaran Maharajh
	Name:	Ramsaran Maharajh
	Title:	Executive Vice President
and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on this 25th day of July, 2023:

Signature	Title

/s/ Gregory J. Hayes	Chairman and Chief Executive Officer
Gregory J. Hayes

/s/ Neil G. Mitchill Jr.	Executive Vice President and Chief Financial Officer
Neil G. Mitchill Jr.

/s/ Amy L. Johnson	Corporate Vice President and Controller
Amy L. Johnson

*	Director
Tracy A. Atkinson

*	Director
Leanne G. Caret

*	Director
Bernard A. Harris Jr.

*	Director
George R. Oliver

*	Director
Robert K. Ortberg

*	Director
Dinesh C. Paliwal

*	Director
Ellen M. Pawlikowski

*	Director
Denise L. Ramos

*	Director
Fredric G. Reynolds

*	Director
Brian C. Rogers

*	Director
James A. Winnefeld, Jr.

*	Director
Robert O. Work

*

Ramsaran Maharajh, by signing his name hereto, does hereby sign this Registration Statement on behalf of the directors of the registrant above whose name asterisks appear, pursuant to powers of attorney duly executed by such directors and filed with the Commission.

By:	/s/ Ramsaran Maharajh
Ramsaran Maharajh
Attorney-in-Fact

The Plan: Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Arlington, Commonwealth of Virginia, on July 25, 2023.

RAYTHEON TECHNOLOGIES CORPORATION SAVINGS PLAN

By:	/s/ Jeffrey W. Kridler
	Name:	Jeffrey W. Kridler
	Title:	Corporate Vice President, Total Rewards